Nektar Therapeutics Reports Third Quarter 2011 Financial Results

SAN FRANCISCO, Calif., Nov. 2, 2011 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the third quarter ended September 30, 2011.

Cash, cash equivalents, and investments at September 30, 2011 were $458.0 million as compared to $315.9 million at December 31, 2010.

Revenue for the third quarter of 2011 was $27.1 million, a decrease as compared to $37.9 million in the third quarter of 2010 primarily as a result of the completion as of December 31, 2010 of the amortization of the $125.0 million upfront payment received in 2009 from AstraZeneca for the NKTR-118 and NKTR-119 license agreement.

"Nektar is highly focused on continuing to advance our important proprietary drug candidates in pain and cancer," said Howard W. Robin, President and Chief Executive Officer of Nektar. "AstraZeneca's Phase 3 KODIAC program for NKTR-118 for opioid-induced constipation is continuing on-track with AZ targeting regulatory filing in 2013. We are targeting the start of the Phase 3 BEACON study for NKTR-102 in metastatic breast cancer before year-end. NKTR-181, our novel opioid candidate to treat chronic pain, is moving rapidly through Phase 1 clinical development and we plan to announce topline data before year-end. Finally, we plan to file an IND for NKTR-192, our new clinical candidate to treat acute pain, in the first quarter of 2012."

Total operating costs and expenses in the third quarter of 2011 were $48.4 million, an increase compared to $44.2 million in the third quarter of 2010. The increase is primarily a result of higher development expenses related to the advancement of multiple programs in clinical development. Research and development expense increased to $31.0 million in the third quarter of 2011 as compared to $27.7 million for the same quarter in 2010. General and administrative expense was $12.4 million in the third quarter of 2011 as compared to $10.2 million in the third quarter of 2010.

Net loss for the third quarter ended September 30, 2011 was $24.1 million or $0.21 loss per share.

The company also announced upcoming presentations at medical meetings and scientific congresses scheduled for the fourth quarter of 2011:

Chemotherapy Foundation Symposium XXIX: Innovative Cancer Therapy for Tomorrow, New York, NY:

  Session Title: "Evaluating Single-Agent NKTR-102 in Metastatic Breast Cancer"
  Presenter: Edith Perez, MD
  Session Type: Oral
  Program Track: Breast Cancer
  Date and Time: November 10, 2011, 1:25 PM Eastern Time

Neuroscience 2011: Society for Neuroscience Annual Meeting, Washington, DC:

Preclinical data for NKTR-192, a new opioid drug candidate being developed to treat acute pain, will be presented.

  Abstract Title: "Pharmacological characterization of an orally active opioid analgesic with rapid onset of activity and low abuse liability." Harrison, S., et al.
  Abstract/Poster Number: #178.10/NN20
  Session Title/Track:  "Pharmacology Relevant to Pain, Addiction, and Development"
  Date and Time: Nov 13, 2011, 8:00 AM - 12:00 PM Eastern Time

2011 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, San Francisco, CA

Preclinical data for NKTR-102 in ovarian cancer will be presented.

  Abstract Title: "Strong synergistic activity of NKTR-102 - pegylated liposomal doxorubicin (PLD) combination therapy in a nonclinical model of platinum-resistant A2780 human ovarian cancer." Hoch, et al.
  Abstract/Poster Number: C209
  Session Title/Track:  Topoisomerase Inhibitors
  Date and Time: Nov 15, 2011, 12:30 PM - 2:30 PM Pacific Time

Conference Call to Discuss Third Quarter 2011 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) today, Wednesday, November 2, 2011.

The press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through December 1, 2011.

To access the conference call, follow these instructions:

Dial: (866) 203-3436 (U.S.); (617) 213-8849 (international)
Passcode: 16610535 (Nektar Therapeutics is the host)

An audio replay will also be available shortly following the call through Thursday, December 1, 2011 and can be accessed by dialing (888) 286-8010 (U.S.); or (617) 801-6888 (international) with a passcode of 41636531.

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for NKTR-118, an investigational drug candidate, being evaluated in Phase 3 clinical studies as a once-daily, oral tablet for the treatment of opioid-induced constipation. The agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of NKTR-118 and an opioid. NKTR-181, a novel mu-opioid analgesic molecule wholly-owned by Nektar, is being evaluated in Phase 1 clinical studies. In oncology, NKTR-102, a novel proprietary topoisomerase I-inhibitor, is being evaluated in Phase 2 clinical studies for the treatment of breast, ovarian and colorectal cancers.

Nektar's technology has enabled seven approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia. Additional development stage products that leverage Nektar's proprietary technology platform include peginesatide, for which Affymax and partner Takeda submitted an NDA to the FDA in May 2011, and Baxter's BAX 855, a long-acting PEGylated rFVIII program planned to enter Phase 1 clinical development in 2011.

Nektar is headquartered in San Francisco, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements including but not limited to Nektar's plans to initiate the Phase 3 BEACON study for NKTR-102 in metastatic breast cancer before year-end, plans to complete a Phase 1 clinical study for NKTR-181 and announce those results before year end, AstraZeneca's plans for regulatory filings in 2013, Baxter's plans to advance BAX 855 into Phase 1 clinical development prior to year end, Nektar's plan to file an investigational new drug application for NKTR-192 in the first quarter of 2012, and the value and potential of Nektar's R&D pipeline. These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) Nektar's product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials, the announcement of clinical trial results, and the commercial launch of our drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of Nektar's technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required in the future; (v) the outcome of any future intellectual property or other litigation related to Nektar's proprietary product candidates or complex commercial agreements; and (vi) certain other important risks and uncertainties set forth in Nektar's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2011. Actual results could differ materially from the forward-looking statements contained in this press release. Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Karen Bergman/BCC Partners	(650) 575-1509
Michelle Corral/BCC Partners	(415) 794-8662

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2011	December 31, 2010	(1)
Current assets:
Cash and cash equivalents	$ 43,008	$ 17,755
Short-term investments	223,479	298,177
Accounts receivable	12,914	25,102
Inventory	10,654	7,266
Other current assets	7,565	5,679
Total current assets	297,620	353,979

Long-term investments	191,478	-
Property and equipment, net	81,649	89,773
Goodwill	76,501	76,501
Other assets	845	972
Total assets	$ 648,093	$ 521,225

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 2,175	$ 7,194
Accrued compensation	11,760	9,252
Accrued expenses	11,777	8,540
Accrued clinical trial expenses	13,612	12,144
Deferred revenue, current portion	19,982	20,584
Convertible subordinated notes, current portion	214,955	-
Other current liabilities	4,781	6,394
Total current liabilities	279,042	64,108

Convertible subordinated notes	-	214,955
Capital lease obligations	15,250	17,014
Deferred revenue	113,045	124,763
Deferred gain	3,497	4,152
Other long-term liabilities	6,462	5,571
Total liabilities	417,296	430,563

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	11	9
Capital in excess of par value	1,592,803	1,354,232
Accumulated other comprehensive income (loss)	(987)	968
Accumulated deficit	(1,361,030)	(1,264,547)
Total stockholders' equity	230,797	90,662
Total liabilities and stockholders' equity	$ 648,093	$ 521,225

(1) The consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue:
Product sales and royalties	$ 10,222	$ 7,230	$ 26,023	$ 21,968
License, collaboration and other	16,846	30,695	29,675	91,757
Total revenue	27,068	37,925	55,698	113,725

Operating costs and expenses:
Cost of goods sold	5,038	6,245	16,441	15,430
Research and development	31,018	27,724	93,464	76,610
General and administrative	12,350	10,181	35,262	29,401
Total operating costs and expenses	48,406	44,150	145,167	121,441

Loss from operations	(21,338)	(6,225)	(89,469)	(7,716)

Non-operating income (expense):
Interest income	622	369	1,583	1,225
Interest expense	(2,543)	(2,826)	(7,698)	(8,686)
Other income (expense), net	(717)	249	(599)	436
Total non-operating expense	(2,638)	(2,208)	(6,714)	(7,025)

Loss before provision for income taxes	(23,976)	(8,433)	(96,183)	(14,741)

Provision for income taxes	92	278	300	617

Net loss	$ (24,068)	$ (8,711)	$ (96,483)	$ (15,358)

Basic and diluted net loss per share	$ (0.21)	$ (0.09)	$ (0.86)	$ (0.16)

Weighted average shares outstanding used in
computing basic and diluted net loss per share	114,413	94,213	112,435	93,972

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$ (96,483)	$ (15,358)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,424	12,499
Stock-based compensation	14,501	12,716
Other non-cash transactions	967	(176)
Changes in operating assets and liabilities:
Accounts receivable	12,188	(752)
Inventory	(3,388)	(4,989)
Other assets	(1,750)	1
Accounts payable	(4,200)	1,755
Accrued compensation	2,508	500
Accrued expenses	6,238	4,090
Accrued clinical trial expenses	1,468	(1,408)
Deferred revenue	(12,320)	(83,107)
Other liabilities	(2,681)	(2,049)
Net cash used in operating activities	$ (71,528)	$ (76,278)

Cash flows from investing activities:
Purchases of investments	(627,529)	(315,160)
Sales of investments	218,660	10,290
Maturities of investments	290,810	360,906
Purchases of property and equipment	(8,294)	(22,160)
Net cash (used in) provided by investing activities	$ (126,353)	$ 33,876

Cash flows from financing activities:
Payments of loan and capital lease obligations	(1,431)	(1,119)
Issuance of common stock, net of issuance costs	224,072	7,142
Net cash provided by financing activities	$ 222,641	$ 6,023
Effect of exchange rates on cash and cash equivalents	493	(312)
Net increase (decrease) in cash and cash equivalents	$ 25,253	$ (36,691)
Cash and cash equivalents at beginning of period	17,755	49,597
Cash and cash equivalents at end of period	$ 43,008	$ 12,906